Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FIRST QUARTER FISCAL YEAR 2026 RESULTS

Liberty, MO., December 12, 2025 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its 2026 first fiscal quarter ended October 31, 2025.

“Ferrellgas had a strong start to fiscal 2026,” said Tamria Zertuche, President and CEO. “In the first quarter, our employee-owners delivered strong operational results, and we successfully refinanced the notes due 2026 and our revolving credit facility. With this momentum, along with our recent credit rating upgrades from S&P Global and Moody’s, our team remains focused on running the business efficiently and executing strategies that strengthen our performance. Due to the ongoing improvements in telematics, routing optimization, and our safety programs, we are confident and well prepared for the upcoming winter heating season and the full fiscal year.”

Financial Highlights:

As previously announced, in October 2025 Ferrellgas completed several financing transactions, including redeeming the $650.0 million of Senior Notes due 2026, issuing $650.0 million of new Senior Notes due 2031, and extending and expanding our revolving credit facility. These actions strengthen our balance sheet and provide the financial flexibility to continue growing our business.

Margin per gallon increased 6% in the first fiscal quarter. A revenue decrease of $8.9 million, or  2%, was offset by a cost of product decrease of $8.8 million, or 5%. Gross profit was flat with a $0.1 million change compared to the prior year quarter, which is typical as the Company prepares for the upcoming winter season. Average propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2026 decreased 2.9% compared to the prior year first quarter. Despite the decrease in wholesale propane prices, retail sales were up $0.7 milllion as sales to residential and agricultural customers increased $2.8 million, partially offset by decreases related to sales to transport and industrial commercial customers. On the wholesale side, sales decreased $4.3 million as the quarter did not have any significant weather events compared to the prior year quarter.

For the first fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, decreased by $6.5 million, or 18%, to $29.3 million, compared to $35.8 million in the prior year quarter. After EBITDA adjustments primarily related to the prior year first quarter $125.0 million Eddystone litigation settlement, this quarter’s decrease is primarily driven by increases of $5.6 million in operating expense and $2.1 million in general and administrative expense.

The $5.6 million increase in operating expense was due to increases of $4.1 million in personnel costs, $0.9 million in vehicle expense, and $0.6 million in plant and other. The $4.1 million increase in personnel costs primarily related to increases of $5.5 million in workers' compensation accruals and $2.8 million in payroll costs, due to planned merit increases for field and corporate support employees and in field-related headcount to address customer demand. These increases were partially offset by decreases of $3.3 million in medical and pharmacy claim expense and $0.9 million in overtime.

The $2.1 million increase in general and administrative expense was driven by $1.3 million in compensation costs related to the vesting of fiscal 2025 phantom plan grants for non-employee directors as well as the timing of adjustments to incentive accruals.

The Company recognized a net loss attributable to Ferrellgas Partners, L.P. of $26.9 million and $146.7 million in the first fiscal quarter of fiscal 2026 and 2025, respectively. As noted above, the first fiscal quarter of fiscal 2025 included the $125.0 million Eddystone litigation settlement.

Operational Highlights:

Our retail business benefited from increases in sales in the first fiscal quarter. Although weather was approximately 18% colder than prior year for the first fiscal quarter, it was 5.0% warmer than the 10-year average. Our temp heat tank sets increased 37% over prior year first quarter. Our focus on customer service and investment in onsite Customer Service Representatives resulted in improved customer retention, particularly in the North Central, Northeast, and Pacific regions. In preparing for winter, we focused on capturing our will call or on demand customers with a strategic outbound calling campaign. Our teams also delivered profitable growth with improvements in new residential customer tank sets of 15% and our residential conversion rate increased 2% over prior year quarter.

The wholesale business, including our tank exchange operations, saw volumes normalize in the first quarter of fiscal 2026 due to the absence of demand generated by land-falling storms, compared to the prior-year period, which benefited from multiple hurricanes in the Southeast. Even with lower storm-related demand, the Blue Rhino business executed with discipline, flexing production, labor, and logistics costs to align with volume and protect profitability. At the same time, we continued to invest in our production network and commercial footprint to support future growth. Our telematics initiatives also continued to enhance route optimization and improve fuel efficiency, particularly in idling and overall fuel consumption.

With our strengthened balance sheet, Ferrellgas is well positioned to pursue strategic growth and customer expansion and further our efficiency investments. Our strategic initiatives continue to drive improvement in operational excellence, technology, procurement buying power, asset resource profitability, and improving gas gains. As a result of these financial and operational improvements, along with our commitment to continuous improvement, we remain confident in our ability to generate sustainable results and add significant value to our stakeholders.

On Friday, December 12, 2025, the Company will conduct a teleconference on the Internet at https://edge.media-server.com/mmc/p/r3s9oiox to discuss the results of operations for the first fiscal quarter ended October 31, 2025. The webcast of the teleconference will begin at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 64,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2025, with the Securities and Exchange Commission on October 15, 2025. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets, related to the evolving global tariff environment or otherwise; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31,		October 31,
	2025	2024	2025	2024
Revenues:
Propane and other gas liquids sales	$329,314	$336,798	$1,820,609	$1,729,303
Other	25,875	27,287	108,832	100,885
Total revenues	355,189	364,085	1,929,441	1,830,188

Cost of sales:
Propane and other gas liquids sales	156,345	164,356	894,061	833,666
Other	3,685	4,446	12,688	12,486

Gross profit	195,159	195,283	1,022,692	984,036

Operating expense - personnel, vehicle, plant & other	149,765	148,174	632,425	605,130
Operating expense - equipment lease expense	4,192	5,504	17,408	21,713
Depreciation and amortization expense	25,220	24,325	99,321	98,392
General and administrative expense	12,014	137,926	52,705	175,440
Non-cash employee stock ownership plan compensation charge	916	853	3,206	3,367
Loss on asset sales and disposals	1,179	1,427	2,709	2,911

Operating income (loss)	1,873	(122,926)	214,918	77,083

Interest expense	(26,651)	(26,081)	(108,634)	(100,143)
Loss on extinguishment of debt	(3,003)	—	(3,003)	—
Other income, net	583	857	2,670	4,012

(Loss) earnings before income tax expense	(27,198)	(148,150)	105,951	(19,048)

Income tax expense	166	180	1,358	704

Net (loss) earnings	(27,364)	(148,330)	104,593	(19,752)

Net (loss) earnings attributable to noncontrolling interest (1)	(437)	(1,662)	418	(856)

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(26,927)	$(146,668)	$104,175	$(18,896)

Class A unitholders' interest in net (loss) earnings	$(43,139)	$(161,433)	$38,815	$(183,461)

Net (loss) earnings per unitholders' interest
Basic and diluted net (loss) earnings per Class A Unit	$(8.88)	$(33.23)	$7.99	$(37.77)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31,		October 31,
	2025	2024	2025	2024
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(26,927)	$(146,668)	$104,175	$(18,896)
Income tax expense	166	180	1,358	704
Interest expense	26,651	26,081	108,634	100,143
Depreciation and amortization expense	25,220	24,325	99,321	98,392
EBITDA	25,110	(96,082)	313,488	180,343
Non-cash employee stock ownership plan compensation charge	916	853	3,206	3,367
Loss on extinguishment of debt	3,003	—	3,003	—
Loss on asset sales and disposal	1,179	1,427	2,709	2,911
Other income, net	(583)	(857)	(2,670)	(4,012)
Legal fees and settlements related to non-core businesses	—	127,386	3,249	129,322
Legal fees and settlements related to core businesses	—	4,040	500	4,040
Acquisition and related costs (1)	—	—	(798)	2,169
Business transformation costs (2)	121	706	1,087	3,042
Net (loss) earnings attributable to noncontrolling interest (3)	(437)	(1,662)	418	(856)
Adjusted EBITDA (4)	29,309	35,811	324,192	320,326
Net cash interest expense (5)	(23,915)	(22,473)	(93,507)	(86,771)
Maintenance capital expenditures (6)	(6,288)	(10,414)	(27,941)	(27,573)
Cash paid for income taxes	(79)	(77)	(1,347)	(673)
Proceeds from certain asset sales	398	556	2,800	2,386
Distributable cash flow attributable to equity investors (7)	(575)	3,403	204,197	207,695
Less: Distributions accrued or paid to preferred unitholders	16,481	16,232	64,317	64,759
Distributable cash flow attributable to general partner and non-controlling interest	12	(68)	(4,084)	(4,154)
Distributable cash flow attributable to Class A and B Unitholders (8)	(17,044)	(12,897)	135,796	138,782
Less: Distributions paid to Class A and B Unitholders (9)	—	—	—	99,996
Distributable cash flow (shortage) excess (10)	$(17,044)	$(12,897)	$135,796	$38,786

Propane gallons sales
Retail - Sales to End Users	105,063	106,731	565,280	556,176
Wholesale - Sales to Resellers	43,622	51,240	209,561	203,345
Total propane gallons sales	148,685	157,971	774,841	759,521

(1)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(2)	Non-recurring costs included in “Operating, general and administrative expense” related to the implementation of business transformation initiatives.
(3)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(4)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on extinguishment of debt, loss on asset sales and disposals, other income, net, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(5)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(6)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(7)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2026 or fiscal 2025.
(10)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow (shortage) excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	October 31, 2025	July 31, 2025

Current assets:
Cash and cash equivalents	$28,382	$96,883
Accounts and notes receivable (net of allowance for expected credit losses of $4,009 and $4,330 at October 31, 2025 and July 31, 2025, respectively)	133,565	127,510
Inventories	91,868	87,807
Prepaid expenses and other current assets	45,477	30,471
Total current assets	299,292	342,671

Property, plant and equipment, net	602,113	602,692
Goodwill, net	257,155	257,155
Intangible assets (net of accumulated amortization of $368,661 and $366,817 at October 31, 2025 and July 31, 2025, respectively)	104,606	106,451
Operating lease right-of-use assets	37,333	39,045
Other assets, net	78,034	68,702
Total assets	$1,378,533	$1,416,716

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$55,313	$31,083
Current portion of long-term debt	1,828	652,178
Current operating lease liabilities	15,850	16,082
Other current liabilities	216,052	215,154
Total current liabilities	289,043	914,497

Long-term debt	1,452,813	815,462
Operating lease liabilities	22,673	24,079
Other liabilities	44,690	40,457

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at October 31, 2025 and July 31, 2025)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at October 31, 2025 and July 31, 2025)	(1,374,780)	(1,332,704)
Class B (1,300,000 Units outstanding at October 31, 2025 and July 31, 2025)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at October 31, 2025 and July 31, 2025)	(71,270)	(70,845)
Accumulated other comprehensive (loss) income	(9,972)	(95)
Total Ferrellgas Partners, L.P. deficit	(1,073,010)	(1,020,632)
Noncontrolling interest	(9,025)	(8,496)
Total deficit	(1,082,035)	(1,029,128)
Total liabilities, mezzanine and deficit	$1,378,533	$1,416,716